Exhibit 99.1

Perry Ellis International exercises call provision to Redeem $57 million 9 1/2 Senior

Secured Notes as of March 15, 2006

MIAMI— February 1, 2006— Perry Ellis International, Inc. (Nasdaq: PERY) today announced that it has exercised the call provision of the $57 million 9 1/2 Senior Secured Notes to redeem these notes effective March 15, 2006.

The Company indicated that it expects annual interest expense savings of approximately $1.5 million as a result of lowering its overall cost of capital from this transaction. The Company expects to utilize its $175 million revolving senior credit facility and cash flow from operations to redeem the senior secured notes. As of January 31, 2006, the Company had approximately $40 million of borrowings outstanding on its $175 million revolving senior credit facility.

The call provision as of March 15, 2006 permits the bonds to be redeemed at a premium of 102.375%, and the Company expects to incur debt extinguishment costs of approximately $3.0 million during the first quarter of fiscal 2007 in connection with this action, including call premium costs, write-off of bond issue costs and costs associated with the termination of derivatives related to the senior secured notes.

George Feldenkreis, Chairman & CEO commented: “We are pleased that our strong cash flow allows us to take advantage of this opportunity to reduce our overall cost of capital. During the year ended January 31, 2006 as a result of the February 2005 Tropical Sportswear and January 2006 Gotcha acquisitions, we funded approximately $95 million of acquisitions from our credit facility. Despite this, as a result of our strong cash flow from operations and working capital management we were able to repay approximately $65 million of these borrowings. This demonstrates our ability and commitment to generate strong cash flow.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha®, Girl Star® and MCD®. The company also licenses trademarks from third parties including Nike(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, anticipated and unanticipated trends and conditions in the apparel industry, including current or future retail and wholesale consolidation, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the seasonality and performance of Perry Ellis’ swimwear business, the ability of Perry Ellis to contain costs, disruption in the supply chain, Perry Ellis’ future capital needs and ability to obtain financing, ability to integrate businesses, trademarks, trade names and licenses, including the recently completed Gotcha acquisition, the ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, the ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, the ability to compete, termination or non-renewal of any material license agreements to which Perry Ellis is a party, exposure to foreign currency and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

CONTACT: Perry Ellis International, Inc., Miami

Rosemary Trudeau, 305-873-1294

Rosemary.trudeau@pery.com